Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on this 12th day of February, 2010, by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), and PHILIP D. ANDERSON (“Employee”). The effective date of this Agreement (the “Effective Date”) will be the later of (i) the date this Agreement is signed, or (ii) the date this Agreement is approved by the board of directors.
Recitals
     WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the “Business”); and
     WHEREAS, the Company desires to hire Employee as its Senior Vice President, Chief Financial Officer and to perform such other services as the Company may direct; and
     WHEREAS, in the course of performing Employee’s duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest; and
     WHEREAS, the Company has agreed to hire Employee and Employee has agreed to accept such employment by the Company upon the terms, conditions, and restrictions contained in this Agreement.
Agreement
     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:
Section 1. Employment. In reliance on the representations and warranties made herein, the Company hereby hires Employee to be its Senior Vice President, Chief Financial Officer and to perform such duties and services in and about the business of the Company as may from time to time be assigned to Employee. The job title and duties referred to in the preceding sentence may be changed by the Company in the Company’s sole discretion at any time. Employee will devote Employee’s full time to this employment. Employee’s employment on the terms set forth in this Agreement will commence on the Effective Date and will continue until termination of the Agreement in accordance with its terms (the “Employment Period”).
Section 2. Performance. Employee will use Employee’s best efforts and skill to faithfully enhance and promote the welfare and best interests of the Company. Employee will strictly obey all rules and regulations of the Company, follow all laws and regulations of appropriate government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with the job duties as described above.

Section 3. Compensation. Except as otherwise provided for herein, for all services to be performed by Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned Employee, throughout the Employment Period the Company will pay or provide Employee with the following, and Employee will accept the same, as compensation for the performance of Employee’s undertakings and the services to be rendered by Employee:
     (a) Base Salary. Initially, Employee will be entitled to an annual salary of $215,000 (the “Base Salary”), which will be paid in accordance with the Company’s policies and procedures. The Base Salary may be changed from time to time based on Employee’s and the Company’s performance, which may include, without limitation, participation in a periodic salary evaluation program on the same basis as other employees of the Company of similar position.
     (b) Signing Bonus. As soon as administratively practicable after the Effective Date, the Company will pay Employee a signing bonus of $35,000, less taxes and other lawful withholdings.
     (c) Annual Incentive Compensation. Employee will be provided incentive compensation (either in cash or common stock of the Company’s parent), as specified by the administrative committee of the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan (the “STIP”), pursuant to and in accordance with the terms and conditions of the STIP. The STIP incentives for the 2010 plan year will be 120% of Base Salary, if target performance goals are reached, and up to 240% of Base Salary, if outstanding performance goals are reached. If target performance goals are not reached, Employee will only be entitled to incentive compensation (if any) otherwise provided by the STIP and Company policy.
     (d) Long-Term Incentive Plan. During 2010, Employee will receive an award of shares of common stock of Spirit AeroSystems Holdings, Inc. (“Holdings”) under the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan (the “LTIP”), the value of which equals (as determined under such conventions and rules as Holdings board of directors or the LTIP administrative committee may adopt) 170% of Employee’s Base Salary, subject to and in accordance with the terms and provisions of the LTIP and the terms and conditions established with respect to such award by the Holdings board of directors and the LTIP administrative committee (including, but not limited to, a vesting schedule). This award will be further subject to, and conditioned upon, approval of the award by the Holdings board of directors.
     (e) Other Benefit Plans. Employee will also be eligible to participate in the Company’s other employee benefit plans, policies, practices, and arrangements as the same may be offered to Employee from time to time, including, without limitation, (i) any defined benefit retirement plan, excess or supplementary plan, profit-sharing plan, savings plan, health and dental plan, disability plan, survivor-income and life-insurance plan, executive-financial-planning program, or other arrangement, or any successors thereto; (ii) the STIP, the LTIP, and the Spirit AeroSystems Holdings, Inc. Deferred Compensation Plan; and (iii) such other benefit plans as the Company may establish or maintain from time to time (collectively the “Benefit Plans”). Employee’s entitlement to any other compensation or benefits will be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.
     (f) Earned Time Off. Employee will be provided with earned time off as determined in accordance with the Company’s policies and practices in effect from time to time. Notwithstanding any contrary policy or practice, however, Employee will be credited with no fewer than 10 days of earned time off per year.
     (g) Fringe Benefits. Employee will be provided with all other fringe benefits and perquisites in accordance with the Company’s policies, as the same may be amended from time to time.
     (h) Withholding Taxes. The Company will have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.
     (i) Expenses. During Employee’s employment, the Company will promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.
Section 4. Restrictions.
     (a) Acknowledgements. Employee acknowledges and agrees that: (1) during the term of Employee’s employment, because of the nature of Employee’s responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Company’s only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company’s affairs; (3) the Business involves the marketing and sale of the Company’s products and services to customers throughout the entire world, the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company’s domestic and international business; and (4) it would be impossible or impractical for Employee to perform Employee’s duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Employee acknowledges that if Employee went to work for, or otherwise performed services for, a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would be inevitable.
     (b) Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.
     (c) Non-Compete. During the term of Employee’s employment by the Company and for a period of two (2) years after termination of such employment, neither Employee nor any other person or entity with Employee’s assistance nor any entity in which Employee directly or indirectly has any interest of any kind (without limitation) will anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except for the exclusive benefit of the Company. Employee will not be deemed to have breached this provision, however, if Employee’s sole relation with any such entity consists of Employee’s holding, directly or indirectly, not greater than two percent (2%) of the outstanding securities of a company listed on or through a national securities exchange.
     (d) Non-Solicitation. In addition, during the term of Employee’s employment by the Company and for a period of two (2) years after termination of such employment, neither Employee nor any person or entity with Employee’s assistance nor any entity that Employee or any person with Employee’s assistance or any person who Employee directly or indirectly controls will, directly or indirectly, (1) solicit or take any action to induce any employee to quit or terminate their employment with the Company or the Company’s affiliates, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates during the aforementioned period.
     (e) Confidentiality. Without the express written consent of the Company, Employee will not at any time (either during or after the termination of the term of Employee’s employment) use (other than for the benefit of the Company) or disclose to any other person or business entity proprietary or confidential information concerning the Company, the Company’s parent, or any of their affiliates, or the Company’s, the Company’s parent’s, or any of their affiliates’ trade secrets or inventions of which Employee has gained knowledge during Employee’s employment with the Company. This paragraph will not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after Employee’s employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality.
     (f) Effect of Breach. Employee agrees that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, the Company will be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post a bond or other security.

     (g) Other Rights Preserved. Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise. Without limiting the foregoing, this Section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.
Section 5. Termination. This Agreement will terminate upon the following circumstances:
     (a) Without Cause. At any time at the election of either Employee or the Company for any reason or no reason, without cause, but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will.”
     (b) Cause. At any time at the election of the Company for Cause. “Cause” for this purpose means (i) Employee committing a material breach of this Agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of Employee’s duty of loyalty to the Company; (ii) Employee willfully or continuously refusing to perform the material duties reasonably assigned to Employee by the Company that are consistent with the provisions of this Agreement and not resulting from a Disability; or (iii) the inability of Employee to obtain and maintain appropriate United States security clearances.
     (c) Disability. Employee’s death or Employee’s being unable to render the services required to be rendered by Employee for a period of one hundred eighty (180) days during any twelve-month period (“Disability”).
Section 6. Effect of Termination.
     (a) If Employee’s employment is terminated (i) by Employee, or (ii) by the Company for Cause, the Company will pay Employee’s compensation only through the last day of employment, and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company will have no further obligation to Employee.
     (b) If Employee’s employment is terminated by the Company before the expiration of two (2) years after the Effective Date for any reason other than Cause and for so long as Employee is not in breach of Employee’s continuing obligations under Section 4, the Company will (i) continue to pay Employee an amount equal to Employee’s Base Salary in effect immediately before termination of Employee’s employment for a period of 12 months, and (ii) pay the costs of COBRA medical and dental benefits coverage which are offered to Employee after termination for a period of 12 months. Except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company will have no further obligation to Employee.
     (c) On termination of employment, Employee will deliver all trade secret, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s possession or under Employee’s control and that are the property of the Company or relate to the business of the Company, and Employee will pay to the Company any amounts due and owing from the Employee to the Company as specified in this Agreement.
     (d) Employee’s obligations under Section 4 through Section 9 of this Agreement will survive the expiration or termination of this Agreement.
Section 7. Representations and Warranties.
     (a) No Conflicts. Employee represents and warrants to the Company that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services will not conflict with any other agreement or obligation to which Employee is bound.
     (b) No Hardship. Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship and will not unreasonably interfere with Employee’s ability to earn a livelihood.
Section 8. Alternative Dispute Resolution.
     (a) Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Wichita, Kansas, and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation will be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator will be neutral and impartial. The mediator will be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee will pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee will equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.
     (b) Arbitration. Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas, and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in the arbitrator’s award any relief which the arbitrator deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee will pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company and Employee will equally bear the costs and fees of the arbitrator.
     (c) Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or Employee, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or Employee’s disclosure to family members, provided that they first agree to comply with the provisions of this paragraph.
     (d) Injunctions. Notwithstanding anything to the contrary contained in this Section 8, the Company and Employee will have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction. But the Company and Employee must contemporaneously submit the Disputes for non-binding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.
Section 9. General.
     (a) Notices. All notices required or permitted under this Agreement must be in writing and may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:
     To the Company:
Spirit AeroSystems, Inc.
Attention: Jonathan Greenberg, Senior Vice President, General Counsel
3801 S. Oliver
P.O. Box 780008, Mail Code K11-60
Wichita, KS 67278-0008
Facsimile Number: 316-523-8814
     or such other person or address as designated in writing to Employee.

     To Employee:
Philip D. Anderson
     at Employee’s last known residence address or to such other address as designated by Employee in writing to the Company.
     (b) Successors. Neither this Agreement nor any right or interest therein will be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee’s beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee’s beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and Employee and will be enforceable by them and Employee’s heirs, legatees, and legal personal representatives. If Employee dies during the term of this Agreement, the obligation to pay salary and provide benefits will immediately cease; and, absent actual notice of any probate proceeding, the Company will pay any compensation due for the period preceding Employee’s death to the following person(s) in order of preference: (i) spouse of Employee; (ii) children of Employee eighteen years of age and over, in equal shares; (iii) father, mother, sisters, and brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company will be relieved of all further obligations hereunder.
     (c) Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Kansas, except that the corporate law of the state of incorporation of the Company’s parent will govern issues related to the issuance of shares of its common stock. Except as provided in Section 8, any action brought to enforce or interpret this Agreement will be maintained exclusively in the state and federal courts located in Wichita, Kansas.
     (d) Interpretation. The headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement will be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof will arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.
     (e) Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which will be deemed to be an original but all of which will constitute but one instrument. In proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     (f) Invalidity of Provisions. If a court of competent jurisdiction declares that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement will each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.
     (g) Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.
     (h) No Deferral of Compensation. The salary continuation amounts payable to the Employee after separation from service under Section 6(b) (if any) are intended to be exempt from the definition of “deferred compensation” for purposes of Internal Revenue Code (“Code”) Section 409A as amounts payable only in the event of involuntary termination without Cause. In the event the total of the salary continuation amounts payable to Employee after termination of employment under Section 6(b) (if any) will exceed two times the lesser of (i) Employee’s annualized base salary for the calendar year immediately preceding the calendar year in which Employee’s employment terminates, or (ii) the dollar amount in effect under Code Section 401(a)(17) for the year in which Employee terminates employment, then all such amounts will be paid to Employee in equal semi-monthly installments on the first and fifteenth days of each month (or the first business day following any such day, if such day is not a business day) for a period of 12 months, commencing with the first day of the month after termination of Employee’s employment, and payment of such amounts may not be accelerated. This subsection and the terms of this Agreement are intended to comply with, and will be interpreted and construed in accordance with and in a manner that complies with, the requirements of Code section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.
SPIRIT AEROSYSTEMS, INC.

By:	/s/ Gloria Farha Flentje	/s/ Philip D. Anderson

	Name: Gloria Farha Flentje	Philip D. Anderson
Title: Senior Vice President, Administration and & Human Resources

	“Company”	“Employee”